UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

ASIA SPECIAL SITUATION ACQUISITION CORP. (Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33916 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

c/o M & C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands
Telephone No.: (407) 805-0879
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 30, 2008, the underwriters for the initial public offering (“IPO”) of Asia Special Situation Acquisition Corp. (the “Company”) exercised their over-allotment option in full, to the extent of 1,500,000 units (the “Units”). Each Unit consists of one ordinary share, $.0001 par value per share (the “Ordinary Shares”), and one warrant (the “Warrants”), each warrant to purchase one Ordinary Share at an exercise price of $7.50 per Ordinary Share. The IPO, including the exercise of the over-allotment option, generated total gross proceeds of $115,000,000 to the Company (excluding proceeds of $5,725,000 from the sale of private placement warrants to the Company’s sponsor in connection with the IPO, Ho Capital Management LLC, an entity co-managed and jointly owned by Angela Ho, the Company’s chief executive officer and chairman, and Noble Investment Fund Limited).

In addition, the Company announced today that commencing on February 13, 2008, the Company expects that the Ordinary Shares and Warrants included in the Company’s Units shall trade separately. The Ordinary Shares and Warrants will be listed on the American Stock Exchange under the symbols “CIO” and “CIO.W”, respectively. The Units will continue to be listed on the American Stock Exchange under the symbol “CIO.U”.

A copy of the press release issued by the Company announcing the exercise of the over-allotment option and the separation of the Units is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Asia Special Situation Acquisition Corp. dated January 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA SPECIAL SITUATION ACQUISITION CORP.

Date: January 30, 2008	By:	/s/ Angela Ho
Angela Ho
Chief Executive Officer (Principal Executive Officer)